For immediate release

Bell completes acquisition of The Source and its 750 retail
locations across Canada
HDTV leader Bell TV now available at The Source locations
The Source to carry Bell Mobility and Virgin Mobile exclusively in January 2010

MONTRÉAL, July 2, 2009 – Bell today announced that it has completed its acquisition of Canadian electronics retailer The Source after fulfilling all legal, regulatory and other closing requirements.

Now operating independently as The Source and as La Source in Québec, the company is already selling Bell TV, Canada’s leading High Definition television service, and will offer Bell and Virgin Mobile wireless products exclusively in January 2010. Other Bell services such as Bell Home phone and high-speed Bell Internet will also be available in coming months.

“The Source acquisition directly supports the execution of Bell’s strategic imperatives to Accelerate Wireless with Bell Mobility and Virgin Mobile, and Leverage Wireline Momentum with Bell TV, Bell Home phone and Bell Internet,” said George Cope, President and Chief Executive Officer of Bell and BCE. “With its approximately 750 high-traffic locations from coast to coast and clear track record of success in consumer retail, acquiring The Source is a far faster and more cost-effective approach to increasing Bell’s national distribution footprint than building out new retail locations.”

The Source will operate independently from Bell and will maintain its well-known national brand and its own executive leadership team – including Ron Cuthbertson, President and CEO of The Source and a highly respected 30-year Canadian retail veteran.

“This partnership of two great Canadian brands brings together all the elements required to deliver consumers the very best possible choice in HDTV, wireless, home phone and high-speed Internet,” said Mr. Cuthbertson. “We’ve started with the immediate introduction of Bell TV into The Source, and our team is very excited to move forward with Bell to deliver all of its leading communications services alongside The Source’s unmatched line-up of consumer entertainment, audio and computing products.”

The Source has a record of profitability over the past seven years. More than 70% of Canadians live within five kilometres of stores operated or licensed by The Source, most of which are located in high-traffic mall and main street locations, and technology-savvy consumers shop at The Source more than 80 million times each year.

Bell acquired substantially all of the assets of The Source for $135 million – which approximates the current inventory value of the retailer – plus adjustment for working capital. The Source had been acquired by Circuit City Stores, Inc. in March 2004 for approximately $335 million and operated until today as “The Source by Circuit City.”

Following the voluntary commencement of bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code by Circuit City and certain of its U.S. subsidiaries in November 2008, The Source commenced its own voluntary proceeding under the Companies’ Creditors Arrangement Act (CCAA). Bell acquired The Source pursuant to the court monitored sale process managed by NM Rothschild & Sons Canada Ltd. in connection with the proceedings under the CCAA.

About Bell
Bell is Canada’s largest communications company, providing consumers and business with solutions to all their communications needs, including Bell Mobility and Solo Mobile wireless, high-speed Bell Internet, Bell TV direct-to-home satellite television, Bell Home phone local and long distance, and IP-broadband and information and communications technology (ICT) services. Bell is proud to be a Premier National Partner and the exclusive Telecommunications Partner to the Vancouver 2010 Olympic and Paralympic Winter Games.

Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). For information on Bell’s products and services, please visit www.bell.ca. For corporate information on BCE, please visit www.bce.ca.

Caution Concerning Forward-Looking Statements
This news release contains forward-looking statements relating to strategic benefits and operational, competitive and cost efficiencies expected to result from the acquisition of The Source and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions and the results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements.
The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise.

For media inquiries, please contact:
Julie Smithers
416 528-9409
julie.smithers@bell.ca

For investor inquiries, please contact:
Thane Fotopoulos
514 870-4619
thane.fotopoulos@bell.ca